Exhibit 99.1

Tiger Media Announces Name Change to IDI, Inc.

BOCA RATON, Fla.—May 1, 2015—Tiger Media, Inc. (NYSE MKT: IDI), a multi-platform media and information solutions provider, today announced that on April 30, 2015, the Company changed its name to IDI, Inc., an acronym for “Interactive Data Intelligence”. The Company’s stock will continue to trade on the NYSE MKT under the symbol “IDI”.

The new name reflects the Company’s evolution into the multi-billion dollar data fusion space following its acquisition of The Best One, Inc., parent company of U.S.-based data solutions provider Interactive Data, LLC on March 21, 2015, and the successful build-out of its technology team located in Seattle, WA.

Along with the name change, the Company is undergoing an extensive rebranding campaign to introduce and highlight the market-leading innovation and perspective IDI brings to the marketplace. As an initial step in the rebranding process, a more well-defined and visible brand will first be introduced through a new website to be available in the coming weeks.

Mr. Derek Dubner, Co-CEO of IDI, Inc. stated, “IDI is entering the data fusion space at a point in time when existing technologies are becoming dated and there is an addressable need for enhanced systems to support increased customer demand. Having completed the strategic acquisition of Interactive Data and the rebuild of our management team and infrastructure, we believe we have an immediate opportunity to enter a number of high-growth markets with today’s most advanced data intelligence offerings. Our focus going forward is to leverage our next-generation data fusion platform to become the information solutions leader for the risk management industry and a provider of cutting-edge marketing analytics for all industries. We believe our new brand will resonate with shareholders and the marketplace, representing what IDI truly stands for today and the path forward.”

For purposes of trading on the NYSE MKT, the Company will begin trading under the name “IDI, Inc.” on May 4, 2015, with a new CUSIP of 44938L 108.

About IDI, Inc.
IDI, Inc. is an information solutions provider focused on the multi-billion dollar data-fusion market.  IDI delivers otherwise unattainable insight into the ever-expanding universe of consumer and business centric data.  Through proprietary linking technology, advanced systems architecture, and a massive data repository, IDI will address the rapidly growing need for actionable intelligence to support the entirety of the risk management industry, for purposes including due diligence, risk assessment, fraud detection and prevention, authentication and verification, and more.  Additionally, IDI’s cross-functional core systems and processes are designed to deliver an unrivaled level of clarity into consumer data to support advanced marketing analytics. IDI also operates a multi-platform media company operating in China, which provides advertising services in the out-of-home advertising industry, including iScreen Outdoor LCD screens and billboards.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipate,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Such forward looking statements include non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the risks set forth in IDI’s Annual Report on 10-K, filed with the SEC on April 15, 2015, and IDI’s proxy statement for the Special Meeting of Ordinary Shareholders held on March 17, 2015, filed with the SEC on February 13, 2015, as well as the other factors described in the filings that IDI makes with the SEC from time to time.

Contact:
For IDI, Inc.
MDM Worldwide Solutions
David Zazoff, 646-403-3554